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                                                                   Exhibit 10.24

                           iDine Rewards Network, Inc.
                            11900 Biscayne Boulevard
                         North Miami, Florida 33181-9915

                               September 25, 2002

Mr. George Wiedemann
1476 Hamilton Avenue
Palo Alto, California 94301

      Re:  Employment Contract
           -------------------

Dear George:

   On behalf of iDine Rewards Network, Inc. (the "Company"), we are very pleased to offer you the position of President and Chief Executive Officer. In this position, you will report directly to the Board of Directors.

   The terms of our offer include the following:

   1. Duties and Responsibilities - As President and Chief Executive Officer, you will be responsible for the day-to-day management and operating decisions of the Company. In addition, you will have full responsibility for all personnel decisions and for the execution of the Company's business plan, consistent with the authority granted by the Company's by-laws. The primary situs of your work will be Miami, Florida unless otherwise directed by the Board of Directors. Pending relocation to Southeast Florida as provided for below, the Company shall reimburse you for the reasonable expenses of commuting weekly between your current home and Miami as well as lodging and a rental car in Miami during the work week.

   2. Board Seat - You will continue to hold your seat on the Board of Directors during your employment hereunder.

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                                                            Mr. George Wiedemann
                                                              September 25, 2002
                                                                          Page 2

   3. Starting Date - You will start employment concurrent with the resignation of the current President and CEO of the Company.

   4. Base Salary - Your annual base salary is $500,000 and is paid periodically in accordance with the Company's payroll practices. Your compensation (both base salary and target bonus) will be reviewed to determine increase, if any, at the end of 2003 and annually thereafter.

   5. Annual Bonus - Commencing with fiscal year 2003, your annual target cash bonus opportunity shall be up to 100% of your base salary. Based upon the achievement of specific goals to be set and agreed to between you and the Board of Directors by the end of 2002 and annually each year thereafter for so long as this Agreement remains in effect, you may earn from zero up to 100% of your annual target bonus amount. Any bonus award for a fiscal year shall be calculated and paid during the first fiscal quarter of the following fiscal year. Your bonus, if any, for the period through the end of 2002 shall be in the discretion of the Board of Directors.

   6. Incentive Compensation - Subject to the terms and conditions of the Company's existing 1996 Long Term Incentive Plan, as amended ("LTIP") and the further provisions of this Paragraph 6, you will receive an option to purchase 1,000,000 shares of the Company's common stock at a price per share equal to the 10-day trailing average of the closing price per share as of the starting date of your employment. The option shall vest over 4 years, with the first 25% vesting on September 30, 2003, and another 25% vesting on each September 30/th/ thereafter. To the extent vested, the option shall remain exercisable by you for ten years following the date of the grant (subject to reasonable trading restrictions during Executive's employment hereunder as

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                                                            Mr. George Wiedemann
                                                              September 25, 2002
                                                                          Page 3

promulgated by the Board of Directors within 60 days after the date of this Agreement), or in the event of the termination of your employment for the period provided in the LTIP. All unvested options shall terminate upon the termination of your employment for any reason. In the reasonable discretion of the Board of Directors, within 60 days after the date of this Agreement, the incentive compensation provided for in this Paragraph 6 may be modified, in whole or in part, so long as the result is substantially equivalent in value to that which is provided for above.

   7. Employee Benefits - In addition to all normal Company benefit plans, you will participate in the following Executive Benefit Plan:

  . Severance Arrangements - If your employment is terminated by the Company for any reason other than "Cause" (as defined below), disability or death: (i) you will receive your annual bonus (to the extent actually achieved) for that fiscal year prorated for that year based on the portion of active employment for the year; (ii) you will receive payments equal to twelve months base salary, plus an amount equal to the average of your annual bonus (if any) for each of the prior full fiscal years up to three such years (paid pursuant to Company's normal payroll practices); (iii) you will have the option to continue coverage in the Company's health care plan for the statutory period provided by COBRA and the Company will pay for your costs associated with such participation; and (iv) prior to the second anniversary of your starting date, the Company will provide accelerated vesting of your options on a pro rata basis (using the actual period elapsed from your start date to the date of termination divided by two years).

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                                                            Mr. George Wiedemann
                                                              September 25, 2002
                                                                          Page 4

   The Company will require that you sign and comply with a Termination Agreement as a condition of receiving severance benefits. The Termination Agreement will include a Non-compete Agreement (as described in Paragraph 9 below), a general mutual release of liability and a covenant not to sue the Company or any affiliated company or any officer, director or employee thereof (except with respect to compliance with this Agreement). You will be deemed to have been terminated without Cause if there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee welfare benefits shall be viewed in their entirety and not on a plan by plan basis).

   A `material diminution' in the scope of your duties and responsibilities shall be deemed to have occurred when the Company has failed to elect or reelect you as a member of the Board of Directions or removes you from such position (in any such case, other than for Cause), or has assigned you duties which are materially inconsistent with your duties as the President and CEO.

   "Cause" shall mean (a) your willful failure to substantially perform the duties hereunder, (b) your willful failure to follow a written, lawful order or written directive from the Board of Directors or Chairman of the Board of Directors, or (c) your conviction of a felony of any kind or any misdemeanor involving moral turpitude. Your receipt of any severance payments or benefits hereunder shall be conditioned upon your compliance with the non-compete provisions below.

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                                                            Mr. George Wiedemann
                                                              September 25, 2002
                                                                          Page 5

  . Change of Control - Upon a Change of Control event as defined in the LTIP, or in the event Samuel Zell is no longer Chairman of the Board of Directors of the Company (other than by reason of death or disability), and for a period of one year after such date, if you are terminated by the Company other than for Cause, disability or death, (i) the lump sum severance payment will be eighteen months base salary from the separation date plus the greater of the guaranteed bonus for that year (if any) or the pro rata portion of the full bonus potential for that year, (ii) any options not theretofore vested shall vest, and (iii) you shall be entitled, for a 12-month period (or shorter if you receive coverage and benefits under the plans and program of a subsequent employer) to continue participation in employee welfare benefit plans in which you were participating on the termination date. You shall be deemed to have been terminated without Cause if, after a Change of Control, there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee benefits shall be viewed in their entirety and not on a plan by plan basis).

  . Annual Physical Examination - You shall be entitled to a comprehensive physical on an annual basis at Company expense.

   8. Relocation Benefits - If requested by the Board of Directors and as a condition of this offer, you shall relocate your permanent residence to Southeast Florida. Until requested to relocate, the Company shall reimburse you for reasonable expenses for commuting between your

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                                                            Mr. George Wiedemann
                                                              September 25, 2002
                                                                          Page 6

current home and Miami, Florida. To assist you in this relocation, the Company will provide the following relocation benefits:

  . Temporary Housing - The Company will reimburse you for temporary living costs for your family for a period up to 90 days from the date of the request by the Board.

  . Househunting Trips - The Company will reimburse reasonable airfare, hotel, car rental and meal expenses for you and your spouse.

  . Sale of Present Residence - The Company will reimburse you for all closing costs in connection with the sale of your residence in Palo Alto, California. If within 90 days from the date you make your present residence available for sale no satisfactory offers are received, the Company will facilitate the purchase of your home on terms satisfactory to you and the Company. Such purchase may be facilitated through a third party relocation company.

  . Closing Costs on Purchase of New Home - The Company will reimburse you for all closing costs in connection with the purchase of a home in Southeast Florida.

  . Movement of Household Goods - The Company will reimburse you for the costs of transporting your household goods from Palo Alto, California to Southeast Florida.

  . Reimbursement Gross Up - Reimbursement of any relocation costs incurred will be grossed up to cover applicable taxes.

   9. Non-Compete - In the event you voluntarily or involuntarily leave the Company's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits as provided above, you will not directly or indirectly (i) be employed by, invest in (except less than 5% of a publically traded company),

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                                                            Mr. George Wiedemann
                                                              September 25, 2002
                                                                          Page 7

have an interest in or perform work as a director, officer, independent contractor, partner or consultant for any business in which the Company or any of its wholly owned, directly or indirectly, affiliates is engaged at such date in any geographic region in which the Company conducts business or as to which the Company has currently targeted for expansion; or (ii) on behalf of yourself or any business with which you may be associated, offer employment or a consulting relationship to any person who is an employee of or a consultant to the Company or any of its wholly owned, directly or indirectly, affiliates.

   10. Confidentiality - You shall treat as confidential and not disclose to any person not affiliated with the Company all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of the Company and its affiliates which are disclosed to you during your employment. This confidentiality agreement shall survive the termination of your employment for any reason.

   On behalf of the entire Board of Directors, we are delighted to offer you the President and CEO position, George, and we look forward to your joining our team. If you have any questions, please contact me directly at 312-454-0100.

                                              Sincerely,



                                              -------------------------------
                                              Samuel Zell, Chairman of the Board



                                              Agreed and Accepted:

                                              By:
                                                  -----------------------------
                                                  George Wiedemann



                                              Date: September 25, 2002